UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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General American Investors Company, Inc.

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GENERAL AMERICAN INVESTORS COMPANY, INC.

100 Park Avenue, New York, NY 10017  (212)916-8400  FAX(212)916-8490/1

February 19, 2015

Dear Stockholder:

This is a very important Meeting for General American Investors Company, Inc. Please read the enclosed material and VOTE the enclosed proxy. Enclosed is the Notice and the Proxy Statement for the Annual Meeting of Stockholders of General American Investors Company, Inc. to be held on April 15, 2015. This year you are asked by the Company to vote on three proposals: Item (A): reelecting as Directors the current members of the Board of Directors of the Company; Item (B): ratifying the Audit Committee’s appointment of Ernst & Young LLP as the auditors of the Company for the year ending December 31, 2015; and Item (C): considering and voting upon, if properly presented at the meeting, a non-binding shareholder proposal relating to a self-tender for all outstanding common shares of the Company at or close to net asset value.

YOUR BOARD OF DIRECTORS UNANIMOUSLY AND STRONGLY RECOMMENDS THAT YOU VOTE FOR ITEMS (A) AND (B), AND AGAINST THE NON-BINDING PROPOSAL CONTINUED IN ITEM (C).

YOUR VOTE HAS ALWAYS BEEN VERY IMPORTANT TO US. THIS YEAR, YOUR VOTE HAS ADDED IMPORTANCE. We expect that an institutional stockholder, Opportunity Partners L.P. (“Opportunity Partners”), will solicit proxies for the election of three individuals as directors of the Company, for the purpose of replacing three long-standing and experienced current Directors, and for a proposal to amend the By-Laws of the Company to require the Company to include on its form of proxy the nominees and proposals submitted by a stockholder that has the support of stockholders owning three percent of the outstanding shares of any class of stock issued by the Company. Your Board strongly believes that Opportunity Partners’ director nominees and proposal are only in its self-interest, not the interests of all stockholders, that the election of those nominees and approval of that proposal could adversely affect the Company’s investment operations and performance, and could ultimately result in a forced liquidation of the Company, all to the detriment of long-term investors. We believe that our Director nominees are far better qualified and will better serve the interests of all of the Company’s stockholders. We also believe Opportunity Partners’ proposal to amend the By-Laws of the Company would be detrimental to Company stockholders. Please read carefully the discussion of our proposals and our opposition to the non-binding shareholder proposal included herein before completing and returning your proxy.

WE URGE YOU TO COMPLETE THE ENCLOSED FORM OF PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE OR BY CONTACTING AST FUND SOLUTIONS LLC TOLL-FREE AT 1-866-751-6308.

DO NOT RETURN ANY PROXY SOLICITED BY OR ON BEHALF OF OPPORTUNITY PARTNERS. IT COULD NULLIFY YOUR VOTES FOR ITEMS (A) AND (C).

Thank you very much for your assistance.

Sincerely yours,

Spencer Davidson                                                                                     Jeffrey W. Priest
Chairman of the Board of Directors                                                        President and Chief Executive Officer

GENERAL AMERICAN INVESTORS COMPANY, INC.

100 PARK AVENUE • NEW YORK • N.Y. 10017

Notice of Annual Meeting of Stockholders

February 19, 2015

To the Stockholders of

GENERAL AMERICAN INVESTORS Company, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of General American Investors Company, Inc. will be held at The Century Association, 7 West 43rd Street, New York City, N.Y., on Wednesday, April 15, 2015 at 11:00 a.m., New York Time, for the purpose of:

(A)	Electing directors, eight to be elected by the holders of both the Company’s Common Stock and its 5.95% Cumulative Preferred Stock, Series B (“Preferred Stock”) voting together as a single class and two to be elected only by the holders of the Company’s Preferred Stock, to hold office until the annual meeting of stockholders next ensuing after their election and until their respective successors are elected and shall have qualified;
(B)	Ratifying or rejecting the appointment by the Audit Committee of the Company (which was approved by the Board of Directors of the Company) of the firm of Ernst & Young LLP to be the auditors of the Company for the year ending December 31, 2015;
(C)	Considering and voting upon, if properly presented at the meeting, a non-binding shareholder proposal recommending that the Board of Directors authorize a self-tender for all outstanding common shares of the Company at or close to net asset value; and
(D)	Transacting any and all such other business as may properly come before the meeting or any adjournments or postponements thereof in connection with the foregoing or otherwise.

The Board of Directors unanimously recommends that shareholders vote in favor of items (A) and (B) and against item (C).

If you do not expect to attend the meeting in person and wish your stock to be voted, you are requested to fill in and sign the accompanying form of proxy and return it in the accompanying envelope or by contacting AST Fund Solutions LLC toll-free at 1-866-751-6308. Registered holders may also vote by telephone (touch-tone or voice) or internet through the Company’s transfer agent, American Stock Transfer & Trust Company, LLC. Voice-voting by telephone will be available only until such time as a competing proxy, if any, is received by the proxy processor. If you expect to attend the meeting in person, you may complete and sign the accompanying form of proxy and return it in the accompanying envelope prior to the meeting or you may vote in person at the meeting at the specified time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 15, 2015.

The proxy statement is available at the following website: http://www.generalamericaninvestors.com/documents/reports/2015_Proxy.pdf

The annual report is available at the following website: http://www.generalamericaninvestors.com/documents/reports/2014_GAMAnnualRpt.pdf

The close of business on February 17, 2015 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

This notice and related proxy material is expected to be mailed on or about February 19, 2015.

By order of the Board of Directors,

MAUREEN E. LOBELLO
Corporate Secretary

GENERAL AMERICAN INVESTORS COMPANY, INC.

100 PARK AVENUE • NEW YORK • N.Y. 10017

PROXY STATEMENT

February 19, 2015

This statement is furnished in connection with the solicitation by the Board of Directors of General American Investors Company, Inc.

(hereinafter called the “Company” or the “Corporation”) of proxies to be used at the annual meeting of stockholders of the Co mpany, to be held at The Century Association, 7 West 43rd Street, New York City, N.Y., on Wednesday, April 15, 2015 at 11:00 a.m. (and at any adjournments or postponements thereof) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders who execute proxies retain the right to revoke them at any time, insofar as they have not been exercised, by written notice to the Secretary of the Company or by attending the Annual Meeting and taking action to revoke such proxies.

THIS IS A VERY IMPORTANT ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY. Notwithstanding the continued strong performance of the Company, we expect that an institutional stockholder, Opportunity Partners L.P. (“Opportunity Partners”), will solicit proxies for the election of three individuals as directors of the Company, for the purpose of replacing three long -standing and experienced current Directors, and for a proposal to amend the By-Laws of the Company. Your Board strongly believes that Opportunity Partners’ proposals are only in its self-interest, not the interests of all stockholders, that the approval of its proposals could adversely affect the Company’s investment operations and performance, and could ultimately result in a forced liquidation of the Company, all to the detriment of long-term investors. Based on public filings, the managing general partner of Opportunity Partners is Phillip Goldstein. Mr.

Goldstein is also the chairman of the proponent, which refers to itself as “an activist investor”, behind a non-binding proposal that the Company authorize a self-tender for all of the Company’s outstanding shares, item (C) on the agenda. A vote for Opportunity Partners’ proposals furthers the destabilizing motives of this activist. We believe that our Director nominees are far better qualified and will better serve the interests of all of our stockholders.

Your Board is also opposed to a proposal to amend the Company’s By-Laws to give access to its proxy statement. While we have not been advised as to the rationale for this proposal, based on what we know, this proposal would ignore the effective voice stockholders already have, undercut the critical role of our independent Nominating Committee, and would introduce an unnecessary and potentially destabilizing, Company-financed dynamic into the Board election process. In short, the proposal, if made and approved, would create problems and risks that could cause considerable harm to our Company.

Failure to return your proxy to the Company or to give instructions to your broker to return your proxy could facilitate the approval of Opportunity Partners’ proposals. Please do not return any proxy solicited by or on behalf of Opportunity Partners. It could nullify your vote for items (A) and (C).

The close of business on February 17, 2015 has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Proxies returned will be voted in accordance with the instructions thereon or, if no instructions are indicated, in favor of the nominees named herein, to approve the appointment of Ernst & Young LLP as auditors, and against the non-binding shareholder proposal herein.

As of February 17, 2015, the Company had outstanding 30,570,276 shares of Common Stock, $1 par value, and 7,604,687 shares of 5.95%

Cumulative Preferred Stock, Series B (“Preferred Stock”), $1 par value, each share carrying one vote.

This proxy statement, form of proxy and Annual Report of the Company, including audited financial statements for the fiscal year ended December 31, 2014, are enclosed in this mailing and are being mailed to stockholders on or about February 19, 2015. If you have any questions, please contact AST Fund Solutions LLC at 1-866-751-6038. The Company will provide, without charge, additional copies of the Annual Report to any stockholder upon request by calling Maureen E. LoBello, Corporate Secretary of the Company, at 1-800-436-8401.

A quorum will consist of a majority of the shares of stock of the Company entitled to vote on a matter at the meeting, present in person or represented by proxy. The Company intends to treat properly executed proxies that are marked “abstain” or “withhold”, as well as any “broker non-votes”, as present for purposes of determining the existence of a quorum for the transaction of business. A “broker non -vote” occurs when a broker submits a proxy for the meeting with respect to the election of closed end fund directors and ratification of the appointment of the independent auditors but does not vote on any “non-routine” matters because the beneficial owner did not provide voting instructions on these matters. Under the rules of The New York Stock Exchange, Inc. (the “NYSE rules”), “non-routine” matters include item (C) presented in this proxy statement, relating to the non-binding shareholder proposal.

Given the potentially contested nature of the meeting, upon the delivery to brokers of competing sets of proxy materials, the NYSE rules governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. As a result, brokers that receive competing sets of proxy materials will not be entitled to vote on any matter at the meeting for those shares held on behalf of beneficial owners that fail to provide instructions, and therefore such shares will not be treated as present for purposes of determining the existence of a quorum.

The election of the Company’s directors requires a plurality of the votes of the shares present or represented by proxy at th e meeting and entitled to vote on the election. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote on the matter.

The approval of the non-binding shareholder proposal recommending that the Board of Directors authorize a self-tender for all outstanding common shares requires the affirmative vote of the holders of a majority of the outstanding shares present in person or represented by proxy and entitled to vote on the matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. Accordingly, votes that are wi thheld or abstentions from voting are not votes cast “for” a particular matter, and such votes have the same effect as negative votes or votes “against” a particular matter that requires affirmative votes. If you hold your shares through a bank, broker, or other nominee, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the Annual Meeting.

A. Respecting the Election of Directors

At the meeting, ten directors are to be elected to hold office until the annual meeting of stockholders next ensuing after their election and until their respective successors are elected and shall have qualified. Eight directors are to be elected by the holders of b oth the Company’s Common Stock and its Preferred Stock, voting together as a single class, and two directors are to be elected only by the holders of the

Company’s Preferred Stock. Directors are to be elected by a plurality of the vote of shares present in person or repre sented by proxy at the meeting and entitled to vote on directors. Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by one or two persons, appointed at the meeting, who serve as Inspectors of Election at the meeting and who execute an oath to discharge their duties. It is the intention of the persons named in the accompanying form of proxy to nominate and to vote such proxy for the election of persons named below or, if any such persons should be unable to serve, for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. All of the ten persons named below are incumbent directors and all have agreed to serve if elected. Information in the following table is as of December 31, 2014. Set forth as Appendix A is a listing of all purchases and sales of common and preferred stock of the Company by all Directors and the Officer of the Company expected to be involved in solicitation efforts during 2013, 2014 and through February 17, 2015, the record date.

Directors and Officers
Name, Address[1], Age, Position(s)
with Company, Term of Office[2]	Principal Occupation(s)
and Length of Time Served	During Past 5 Years	Other Directorships and Affiliations During Past 5 Years
Independent Directors
Arthur G. Altschul, Jr.[3] (50)	Co-Founder and Chairman,	Child Mind Institute, Director
Director since 1995	Kolltan Pharmaceuticals, Inc.	Delta Opportunity Fund, Ltd., Director
	Managing Member,	Medicis Pharmaceutical Corporation, Director (resigned 20124)
	Diaz & Altschul Capital	Neurosciences Research Foundation, Trustee
	Management, LLC	The Overbrook Foundation, Director (resigned 2014)
(private investment company)
Chairman, Overbrook
Management Corporation

Rodney B. Berens (69)	Founding Partner,	Alfred P. Sloan Foundation, Member of Investment Committee
Director since 2007	Berens Capital Management, LLC	Peterson Institute for International Economics, Member of
	(investment management)	Investment Committee (term expired 2013)
Svarog Capital Advisors, Member of Investment Committee
The Morgan Library and Museum, Trustee, Chairman of
Investment Sub-Committee, and Member of Finance,
Compensation and Nomination Committees
The Woods Hole Oceanographic Institute, Trustee, and Member of
the Investment Committee

Name, Address1, Age, Position(s)
with Company, Term of Office[2]	Principal Occupation(s)
and Length of Time Served	During Past 5 Years	Other Directorships and Affiliations During Past 5 Years
Independent Directors continued
Lewis B. Cullman (96)	Philanthropist	Chess-in-the-Schools, Chairman
Director since 1961		Metropolitan Museum of Art, Honorary Trustee
Museum of Modern Art, Vice Chairman,
International Council and Honorary Trustee
Neurosciences Research Foundation, Vice
Chairman, Board of Trustees (resigned 2014)
The New York Botanical Garden, Senior Vice Chairman, Board of
Managers
The New York Public Library, Trustee

Spencer Davidson (72)	Chairman of the Board	Medicis Pharmaceutical Corporation, Director (resigned 20124)
Chairman of the Board of	General American Investors	Neurosciences Research Foundation, Trustee
Directors since April 2007	Company, Inc.
Director since 1995	President and Chief Executive
Officer (1995-2012)

John D. Gordan, III (69)	Attorney,	None
Director since 1986	Beazley USA Services,
Inc. (2013) (Insurance)
Senior Counsel (2010-2011)
Partner (1994-2010) (Retired),
Morgan, Lewis & Bockius LLP

Betsy F. Gotbaum (76)	Consultant	Chess-in-the-Schools, Trustee
Director since 2010		Community Service Society, Trustee
Coro Leadership, Trustee
Fisher Center for Alzheimer’s Research Foundation, Trustee
Learning Leaders, Trustee
Visiting Nurse Association of New York, Trustee

Sidney R. Knafel (84)	Managing Partner,	IGENE Biotechnology, Inc., Director
Lead Independent Director since	SRK Management Company	Insight Communications Company, Inc., Chairman, Board of
2009	(private investment company)	Directors (resigned 20125)
Director since 1994		VirtualScopics, Inc., Director (term expired 2012)
Vocollect, Inc., Director (resigned 20116)

Daniel M. Neidich (65)	Chief Executive Officer,	Capmark, Director (term expired 2011)
Director since 2007	Dune Real Estate Partners LP	Child Mind Institute, Director
Prep for Prep, Director
Real Estate Roundtable, Director (formerly Chairman) Urban Land
Institute, Trustee (term expired 2013)

Raymond S. Troubh[3] (88)	Financial Consultant	Diamond Offshore Drilling, Inc., Director
Director since 1989		Gentiva Health Services, Inc., Director
The Wendy’s Company, Director (term expired 2014)
Interested Director and Officer
Jeffrey W. Priest (52)	Officer since 2012,	None
President since 2012 and	employee since 2010
Chief Executive Officer since 2013

(continued)

Name, Address1, Age, Position(s)
with Company, Term of Office[2]	Principal Occupation(s)
and Length of Time Served	During Past 5 Years	Other Directorships and Affiliations During Past 5 Years
Officers
Andrew V. Vindigni (55)	Analyst - financial services and	None
Senior Vice-President since 2006	consumer non-durables, officer
since 1991, employee since 1988

Craig A. Grassi (46)	Analyst – technology, technology	None
Vice-President since 2013	support, Assistant Vice-President
2005-2012, employee since 1991

Anang K. Majmudar (40)	Analyst-general securities	None
Vice-President effective	analysis, employee since 2012;
January 2015	Kaden Capital Management LLC,
Principal, 2009-2012

Sally A. Lynch (55)	Analyst-biotechnology	None
Vice-President since 2006	pharmaceuticals, employee
since 1997

Michael W. Robinson (42)	Analyst-general securities	None
Vice-President since 2012	analysis, employee since 2006

Eugene S. Stark (56)	Employee since 2005	Pathway Energy Infrastructure Fund, Inc.
Vice-President, Administration and		Priority Income Fund, Inc.
Principal Financial Officer since		Prospect Capital Corporation
2005, Chief Compliance Officer
since 2006

Diane G. Radosti (62)	Employee since 1980	None
Treasurer since 1990 and
Principal Accounting Officer since
2003

Maureen E. LoBello (64)	Assistant Corporate Secretary	None
Corporate Secretary since 2013	2005-2012, employee since 1992

Linda J. Genid (56)	Employee since 1983	None
Assistant Corporate Secretary
since January 2014

1	The address of each director and officer is: c/o General American Investors Company, Inc., 100 Park Avenue, 35th Floor, New York, NY 10017.
2	Each director is elected for a one year term of office and each officer is appointed each year by the Board of Directors at its annual organizational meeting in April.
3	Messrs. Altschul and Troubh have been designated as the Preferred Stock directors and are to be elected only by the holders of the Company’s Preferred Stock.
4	Medicis Pharmaceutical Corporation was acquired by and merged into Valeant Pharmaceuticals International in 2012.
5	Insight Communications Company, Inc. was acquired by and became a wholly owned subsidiary of Time Warner Cable Inc. in 2012.
6	Vocollect, Inc. was acquired by Intermec Technologies Corp. in 2011.

As we indicated previously, the Company was recently notified that an institutional stockholder, Opportunity Partners L.P. (“ Opportunity

Partners”), intends to send you a proxy statement and solicit your vote with regard to its proposal to elect three of its own nominees as Directors of the Company. Based upon information referenced by Opportunity Partners with respect to its proposed nominees, your Board believes that, through their qualifications and experience, all of the Board’s ten nominees will better serve the interests of all of our stockholders than any of the nominees of Opportunity Partners. Potentially adversarial involvement by the three Opportunity Partners nominees for Directors will not, in the opinion of the Board, in any way compare with the value the Board’s nominees have contributed and will continue to contribute to the Company.

The Board of Directors believes that each Director’s experience, qualifications, attributes and skills on an individual basis and in combination with those of other Directors lead to the conclusion that each Director should continue to serve in such capacity. Among the attributes and skills common to all Directors are their ability to critically review, evaluate, question, and discuss information; to interact effectively with the other Directors, counsel, the Fund’s independent registered public account ing firm, and other service providers; and to exercise effective and independent business judgment in the performance of their duties as Directors. Each Director’s ability to perform his/her duties effectively has been attained in large part through the Director’s education; business, consulting or public s ervice positions; and through their experience from service as a member of the Company’s Board of Directors, and that of other public companies, non -profit entities, or other organizations as indicated.

Arthur G. Altschul, Jr. - In addition to his tenure since 1995 as a Director of the Company, Mr. Altschul is Co -Founder and Chairman of Kolltan Pharmaceuticals, Inc., a founder and Managing Member of Diaz & Altschul Capital Management, LLC (a private investment advisory company) and Chairman of Overbrook Management Corporation (a private investment advisory firm and family office founded by his grandfather, Frank Altschul). Mr. Altschul served as a Director from 1992 to December 2012 and was a member of the Audit Committee of Medicis Pharmaceutical Corporation until it was acquired by and merged into Valeant Pharmaceuticals International in December 2012. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul is a Director of Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the health care industry. Mr. Altschul serves on the Board of Directors of The Child Mind Institute and is a Trustee of the Neurosciences Research Foundation, Inc. Mr. Altschul holds a B.S. from Columbia University in Computer Science. With his diverse business background in finance, wealth management and the pharmaceutical industry, Mr. Altschul provides the Company’s Board of Directors with valuable financial and investment expertise and an in-depth understanding of the pharmaceutical industry.

Rodney B. Berens - In addition to his tenure since 2007 as a Director of the Company, Mr. Berens is the Founding Partner of Berens Capital Management, LLC and a member of its Investment Committee. Before starting Berens Capital Management, Mr. Berens was a Partner at Mezzacappa Berens, a fund of hedge funds. From 1992 to 1998, Mr. Berens was at Salomon Brothers where he was a member of the Operating Committee and Head of Global Equities. From 1975 to 1991 Mr. Berens was at Morgan Stanley where he was Managing Director, Head of Equity Trading and Global Research. Prior to joining Morgan Stanley, Mr. Berens was an investment manager for the Ford Foundation. He began his career at the First Boston Corporation. Prior thereto, Mr. Berens served as a First Lieutenant in the U.S. Army. Mr. Berens is also a Trustee and Member of the Investment Committee at The Woods Hole Oceanographic Institute and is a Trustee, Chairman of the Investment Sub-Committee and on the Finance, Compensation and Nomination Committees at The Morgan Library and Museum. Mr. Berens is also on the Investment Committee at the Alfred P. Sloan Foundation and Svarog Capital Advisors. Mr. Berens received a B.A. from the University of Pennsylvania and an M.B.A. from The Wharton School. With his broad financial and business background in the securities industry, Mr. Berens provides the Company’s Board of Directors with valuable financial and investment expertise and an in-depth understanding of the securities industry.

Lewis B. Cullman - In addition to his tenure since 1961 as a Director of the Company, Mr. Cullman has been an investor and entrepreneur for over 50 years. Mr. Cullman co-engineered the first documented leveraged buyout of Orkin Exterminating Company in the early 1960’s and purchased Keith Clark in the late 1970’s, a desk calendar company, which evolved into At-A-Glance Group, the largest manufacturer of calendars and appointment books in the United States until its sale in 1999. Mr. Cullman also founded Cullman Ventures, Inc., a diversified company, and authored his memoir, “You Can’t Take it With You – The Art of Making and Giving Money,” which describes the benefits of philanthropy, to which he has been devoted throughout his life. Mr. Cullman is presently Chairman for Chess-in-the-Schools; Honorary Trustee for the Metropolitan Museum of Art; Vice-Chairman, International Council and Honorary Trustee for the Museum of Modern Art; Senior Vice-Chairman for the Board of Managers of the New York Botanical Garden; and a Trustee for The New York Public Library. Mr. Cullman graduated from Yale University, earned an M.S. from New York University, received an honorary doctorate from Purdue University, and served as an officer in the U.S. Navy. With his broad business and financial background, Mr. Cullman provides the Company’s Board of Directors with valuable financial and business expertise.

Spencer Davidson - In addition to his tenure as a Director (since 1995), President (1995 to January 2012) and Chief Executive Officer (1995 to December 2012) of the Company, Mr. Davidson is Chairman of the Board (since 2007). In 1994 Mr. Davidson joined General American as Senior Investment Counselor. Previously, from 1989 to 1993, he served as Managing Partner of the Hudson Partnership. From 1986 to 1989 Mr. Davidson served as the Fund Manager at Odyssey Partners and from 1972 to 1986 he was employed by Beck, Mack & Oliver where he rose to General Partner. Mr. Davidson began his career at Brown Brothers Harriman in 1966. Mr. Davidson received a B.S. from Queens College and an M.B.A. from Columbia University. Prior thereto, Mr. Davidson served in the U. S. Army. Mr. Davidson served as a Director (1999 to December 2012), and was Chairman of the Nominating and Governance Committee, Chairman of the Stock Option and Compensation Committee, a member of the Executive Committee and Lead non-management Director of Medicis Pharmaceutical Corporation until it was acquired by and merged into Valeant Pharmaceuticals International in December 2012. Mr. Davidson serves as a Trustee of the Neurosciences Research Foundation (since 1992). With his broad background in business and the securities industry, Mr. Davidson provides the Company’s Board of Directors with valuable financial and investment expertise and an in-depth understanding of the securities industry.

John D. Gordan, III - In addition to his tenure since 1986 as a Director of the Company, Mr. Gordan served as Senior Counsel at Morgan Lewis & Bockius LLP until his retirement from the firm in June 2011, after having been a Partner at the firm for the prior 16 years. Mr. Gordan’s practice focused on civil litigation with a special emphasis on the insurance industry. Presently, Mr. Gordan serves as an attorney with Beazley USA Services, Inc. Prior to his tenure with Morgan Lewis & Bockius LLP, Mr. Gordan was a Partner at Lord Day & Lord Barrett Smith, New York and served as an Assistant United States Attorney for the Southern District of New York (1971-1976). Mr. Gordan received a B.A. from Harvard University and a J.D. from Harvard Law School. With his extensive legal background, Mr. Gordan provides the Company’s Board of Directors with a valuable perspective and legal expertise.

Betsy F. Gotbaum - In addition to her tenure which began in 2010 as a Director of the Company, Ms. Gotbaum served as the New York City Public Advocate from 2002 through 2009, New York City’s second highest ranking public official, and served as New York City’s primary Ombudsperson. In that role, Ms. Gotbaum presided over the New York City Council, introduced legislation of concern to her constituency, and sat on both the Voters Assistance Commission and the Audit Committee of the City of New York. Ms. Gotbaum was also a Trustee on the Board and a member of the Proxy Committee of the New York City Employees’ Retirement System. Previously, Ms. Gotbaum was President of the New York Historical Society. Ms. Gotbaum has served on the Boards of Trustees of several not -for-profit organizations and currently serves on the Board of Trustees of Chess-in-the-Schools, the Community Service Society, Coro Leadership, Fisher Center for Alzheimer’s Research Foundation, Learning Leaders, and the Visiting Nurse Association of New York. Ms. Gotb aum received her B.A. from George Washington University and a M.A. in Education Administration from Teachers College, Columbia University. With her broad civic background, Ms. Gotbaum provides the Company’s Board of Directors with valuable insight and public sector perspective.

Sidney R. Knafel - In addition to his tenure since 1994 as a Director of the Company, Mr. Knafel has served as the Lead Independent Director of the Company since April 2009 and is the Managing Partner and founder of SRK Management Company, Inc., a private investment company. Mr. Knafel was the founder and Chairman of the Board of Directors of Insight Communications Co. Inc., a cable communications company prior to its acquisition by Time Warner Cable, Inc. in 2012. Currently, Mr. Knafel serves as a member of the Board of Directors of IGENE Biotechnology, Inc. Mr. Knafel is also affiliated with the following organizations: Addison Gallery of American Art, Chairman of the Board of Governors; The Frick Collection, Trustee; The Juilliard School, Trustee; Phillips Academy,

Andover, Charter Trustee Emeritus; Harvard College, member of the Dean’s Council; The Rogosin Institute, Director (for mer Chairman); and Wellesley College, Former Vice-Chairman of the Board of Trustees. Mr. Knafel earned an A.B. from Harvard College and an M.B.A. from Harvard Business School. With his broad financial and investment background, Mr. Knafel provides the Company’s Board of Directors with valuable financial and investment expertise.

Daniel M. Neidich - In addition to his tenure since 2007 as a Director of the Company, Mr. Neidich is the Chief Executive Officer of Dune Real Estate Partners LP and was the Founding Partner and Co-Chief Executive Officer of Dune Capital Management LP. Mr. Neidich joined Goldman Sachs in 1978 in the real estate banking department and became a partner in 1984. Subsequently, he became head of the Real Estate Department in 1990 and served as a Senior Director, member of the firm’s Management Committee, co -head of the Merchant Banking Division, and Chairman of the Whitehall Investment Committee until 2003. Mr. Neidich is also a member of the Board of Directors of the Child Mind Institute, Prep for Prep, and a member (formerly, Chairman) of the Board of Directors for the Real Estate Roundtable. Mr. Neidich received a B.A. degree from Yale University and an M.B.A. degree from Stanford University Graduate School of Business. With his extensive background in the financial services and real estate industries, Mr. Neidich provides the Company’s Board of Directors with valuable financial expertise and an in-depth understanding of the financial services and real estate industries.

Jeffrey W. Priest - In addition to his tenure as a Director, Chief Executive Officer (2013) and President (2012), Mr. Priest has over 25 years of investment and related experience. From 1999 to 2010 Mr. Priest served as the Managing Member and President of Amajac Capital Management, LLC, an investment advisory company which he founded. From 1997 to 1999 he served as Senior Research Analyst and Equity Partner with Para Advisors. From 1994 through 1996 Mr. Priest was employed by Bear Stearns & Co. culminating in his position as senior analyst with the firm’s Risk Arbitrage department with particular focus on valuation related issues and structure. From 1985 through 1990, he rose to the position of Head of Fixed Income Sales and Trading with Miller Tabak Hirsch & Co. Mr. Priest received his B.A. degree from the College of Wooster, an MBA from Duke University’s Fuqua School of Business and has served on the Financial Accounting Standards Board as a member of the Emerging Issues Task Force on acquisition accounting.

Raymond S. Troubh - In addition to his tenure since 1989 as a Director of the Company, Mr. Troubh is a Financial Consultant and serves as a member of the Board of Directors of Diamond Offshore Drilling, Inc. and Gentiva Health Services, Inc. Mr. Troubh is a former Governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. During the course of his career, Mr. Troubh has served as a director of over 30 public companies of varying degrees of size and complexity and has served as chairman of the compensation and audit committees of many of those companies. Mr. Troubh has extensive experience in public company regulatory and corporate governance matters. In November 2001 he was called upon to be a member of the Board of Directors at Enron, eventually becoming its non-executive Chairman, and to serve as one of three members of the Board of Directors to investigate corporate misconduct at that company. Mr. Troubh is a graduate of Bowdoin College, earned an LL.B. from Yale Law School, and received an honorary doctorate from Bowdoin College. With his broad business and corporate governance background, Mr. Troubh provides the Company’s Board of Directors with valuable insight and experience.

Directors - Leadership Structure and Oversight Responsibilities

Overall responsibility for oversight of the Company rests with the Board of Directors. The Board of Directors has appointed Mr. Knafel as the Lead Independent Director. The Lead Independent Director presides over executive sessions of the Board of Directors, serves between meetings of the Board of Directors as a liaison with other Directors, officers of the Company, counsel, and service providers, as necessary, on a variety of matters. Mr. Knafel, in conjunction with Mr. Davidson, also oversee the scheduling of agenda items and subject matter included for discussion at the Board of Directors meetings. Designation as such does not impose on the Lead Independent Director any obligations or standards greater than or different from the other Directors. The Board of Directors has established Audit, Compensation, Executive, Nominating and Pension Committees to assist the Board of Directors in the oversight and management of the Company. From time to time the Board of Directors may establish additional committees or informal working groups, to deal with specific matters.

All of the Company’s Directors, other than Mr. Priest, are independent Directors, and the Board of Directors believes they ar e able to provide effective oversight of the Company. In addition to providing feedback and direction during Board of Directors meetings, the Directors meet regularly in executive session and independent Directors chair all committees of the Board of Directors.

The Company’s operations entail a variety of risks including investment, administration, valuation, and a range of compliance matters. Although the officers and employees of the Company are responsible for managing these risks on a day-to-day basis within the framework of their established risk management functions, the Board of Directors is responsible for and oversees the risk management processes of the Company. As part of its oversight process, the Board of Directors reviews with officers at Board meetings the levels and types of risks being undertaken by the Company, and the Audit Committee discusses the Company’s risk management and controls with the independent registered public accounting firm engaged by the Company. The Board of Directors reviews valuation policies and procedures and the valuations of specific illiquid securities. The Board of Directors also receives periodic reports from the Company’s Chief Compliance Officer regarding compliance matters relating to the Company and its major service providers, including results of the implementation and testing of the Company’s and such providers’ compliance programs. The Board of Directors reviews its role in supervising the Company’s risk management from time to time and may make changes at its discretion.

The Board of Directors has determined that its leadership structure is appropriate for the Company because it enables the Board of Directors to exercise informed and independent judgment over matters under its purview, allocates responsibility among committees in a manner that fosters effective oversight and allows the Board of Directors to devote appropriate resources to specific issues in a flexible manner as they arise. The Board of Directors periodically reviews its leadership structure as well as its overall structure, composition and functioning and may make changes in its discretion at any time.

Security Ownership of Directors, Officers and Certain Beneficial Owners

The table on the following page sets forth certain information as of December 31, 2014 with respect to the beneficial ownership of the Company’s Common Stock and Preferred Stock by each director, each officer, directors and officers of the Company as a group, and each person who is known to the Company to have beneficial ownership of more than 5% of the outstanding shares of Common Stock or Preferred Stock.

	Name of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership[1]	Percent of Class
Common Stock	Independent Directors
	Arthur G. Altschul, Jr.	335,837[2]	1.09%
	Rodney B. Berens	14,643.05%
	Lewis B. Cullman	18,711[3]	.06%
	Spencer Davidson	1,245,405[4]	4.03%
	John D. Gordan, III	348,481[5]	1.13%
	Betsy F. Gotbaum	2,057.01%
	Sidney R. Knafel	62,389[6]	.20%
	Daniel M. Neidich	152,475[7]	.49%
	Raymond S. Troubh	50,679.16%
	Interested Director and Officer
	Jeffrey W. Priest	91,588[8]	.30%

(continued)

	Name of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership[1]	Percent of Class
Common Stock	Officers
	Craig A. Grassi, Vice-President	36[9]	.00%
	Michael W. Robinson, Vice-President	8,300[10]	.03%
	Eugene S. Stark, Vice-President, Administration	1,561[11]	.01%
	Directors and Officers as a Group	1,996,325[12]	6.47%
	Greater than 5% Beneficial Owner
	Lazard Asset Management LLC	2,803,961[13]	9.08%
	30 Rockefeller Plaza
	New York, New York 10112
Preferred Stock	Independent Directors
	Arthur G. Altschul, Jr.	82,400[14]	1.08%
	Spencer Davidson	160,604[15]	2.11%
	John D. Gordan, III	1,000.01%
	Raymond S. Troubh	5,000.07%
	Interested Director and Officer
	Jeffrey W. Priest	14,860[16]	.20%
	Officers
	Linda J. Genid, Assistant Corporate Secretary	30.00%
	Craig A. Grassi, Vice-President	600[17]	.01%
	Michael W. Robinson, Vice-President	4,100[10]	.05%
	Eugene S. Stark, Vice-President, Administration	8,100[18]	.11%
	Directors and Officers as a Group	192,294[19]	2.55%

1	Unless indicated, the person holding the shares has sole voting and dispositive power over all shares shown.
2	Includes 101,423 shares of Common Stock (.33% of the class) over which Messrs. Altschul and Davidson have shared voting and dispositive power and 234,414 shares of Common Stock (.76% of the class) over which Mr. Altschul has shared voting power and over which Mr. Davidson has shared voting and dispositive power.
3	Shares held in two trusts for benefit of Mr. Cullman.
4	Includes 101,423 shares (.33% of the class) over which Messrs. Altschul and Davidson have shared voting and dispositive power, 234,414 shares (.76% of the class) over which Mr. Altschul has shared voting power and over which Mr. Davidson has shared voting and dispositive power, and 670 shares (.00% of the class) over which Mr. Davidson has shared voting power. All of the shares over which Mr. Davidson has sole or shared voting and dispositive power are included in trusts of which Mr. Altschul or certain of his family members are beneficiaries.
5	Includes 335,027 shares (1.09% of the class) over which Mr. Gordan has shared voting and dispositive power. In addition, his holdings include 3,211 shares (.01% of the class) owned by Mr. Gordan’s wife in an individual retirement account in which he disclaims any beneficial ownership.
6	Includes 7,271 shares (.02% of the class) over which Mr. Knafel has voting power and disclaims beneficial ownership.
7	Includes 126,859 shares (.41% of the class) owned through a family trust over which Mr. Neidich has voting and dispositive power and disclaims beneficial ownership.
8	Includes 46,118 shares (.15% of the class) over which Mr. Priest has voting and dispositive power and disclaims beneficial interest.
9	Shares owned by Mr. Grassi’s nephew in a custodial account in which he disclaims any beneficial ownership.
10	Shares owned by Mr. Robinson’s mother over which Mr. Robinson has dispositive power and disclaims beneficial ownership.
11	Shares owned by Mr. Stark and his wife in a joint tenancy account.
12	Total excludes duplication of 335,837 shares (1.09% of the class) over which both Mr. Altschul and Mr. Davidson share joint voting and/or dispositive power.
13	As reported to the SEC on February 4, 2015 per Schedule 13G/A.
14	Includes 70,400 shares (.92% of the class) over which Messrs. Altschul and Davidson have shared voting and dispositive power, and 12,000 shares (.16% of the class) over which Mr. Altschul has shared voting power and over which Mr. Davidson has shared voting and dispositive power. All of the shares over which Mr. Davidson has sole or shared voting and dispositive power are included in trusts of which Mr. Altschul or certain of his family members are beneficiaries.
15	Includes 70,400 shares (.92% of the class) over which Messrs. Altschul and Davidson have shared voting and dispositive power, and 12,000 shares (.16% of the class) over which Mr. Altschul has shared voting power and over which Mr. Davidson has shared voting and dispositive power and 11,200 shares (.15% of the class) over which Mr. Davidson has shared voting power.
16	Shares in which Mr. Priest has voting and dispositive power.
17	Includes 250 shares (.00% of the class) held in a custodial account for Mr. Grassi’s son and 350 shares (.00% of the class) held by Mr. Grassi’s wife in an IRA account.
18	Includes 5,000 shares (.07% of the class) held in Joint Tenancy Account, 1,000 shares (.01% of the class) owned by Mr. Stark’s wife in an IRA account, and 2,100 shares (.03% of the class) owned by Mr. Stark in an IRA account.
19	Total excludes duplication of 82,400 shares (1.08% of the class) over which both Messrs. Altschul and Davidson share joint voting and/or dispositive power.

8

In addition to the holdings reflected in the foregoing table, the Company has the power to vote 538,588 shares of Common Stock (1.74% of the class) held by the trustee for the Company’s Employees’ Thrift Plan, as described below.

Director Share Ownership Table

The dollar range of the value of equity securities of the Company beneficially owned by each Director as of December 31, 2014 is as follows:

Dollar Range of Equity
Name of Director	Securities in the Company
Independent Directors
Arthur G. Altschul, Jr.	Over $100,000
Rodney B. Berens	Over $100,000
Lewis B. Cullman	Over $100,000
Spencer Davidson	Over $100,000
John D. Gordan, III	Over $100,000
Betsy F. Gotbaum	$50,001 to $100,000
Sidney R. Knafel	Over $100,000
Daniel M. Neidich	Over $100,000
Raymond S. Troubh	Over $100,000
Interested Director
Jeffrey W. Priest	Over $100,000

Committees of the Board of Directors

The Audit Committee consists of the following directors: Chairman - Mr. Rodney B. Berens, Mr. Arthur G. Altschul, Jr., Mr. Lewis B. Cullman and Mr. John D. Gordan, III. These directors are independent of management and the Company. Each of them is also “independent” as such term is defined in The New York Stock Exchange listing standards applicable to the Company. The organiz ation and responsibilities of the Audit Committee are set forth in the Audit Committee Charter located on the Company’s website at www.generalamericaninvestors.com. Generally, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and financial reporting, internal controls, and responsibilities concerning compliance with federal securities laws; the independent audit of the Company’s financial statements; the selection of the independent auditors; and the evaluation of the independence of the independent auditors. The Report of the Audit Committee is set forth as an Exhibit on page 18. The Company does not have an audit committee financial expert serving on the Audit Committee. The Board of Directors has determined that the members of the Audit Committee have sufficient financial expertise and experience to perform the duties and responsibilities of the Audit Committee. The Audit Committee met three times during the fiscal year, on January 22, July 23, and December 10, 2014, and once after the end of the fiscal year, on January 21, 2015.

The Compensation Committee consists of the following directors: Chairman - Mr. Arthur G. Altschul, Jr., Mr. Sidney R. Knafel, Mr. Daniel M. Neidich and Mr. Raymond S. Troubh. These directors are independent of management and the Company. The Compensation Committee reviews: the operations and performance of the Company, the contributions of its officers and employees, operating and compensation data for comparable companies in the investment industry, information provided by an external data provider, and proposals by management for year-end supplemental compensation and compensation for the ensuing year. The Compensation Committee makes recommendations on matters of compensation to the Board of Directors for their approval. The Committee met once during the fiscal year, on December 10, 2014.

The Executive Committee consists of the following directors: Chairman - Mr. Sidney R. Knafel, Mr. Spencer Davidson, and Mr. John D. Gordan, III. These directors are independent of management and the Company. The Executive Committee has the authority to exercise the powers of the Board of Directors in the management of the business and affairs of the Company when the Board is not in session. The Committee did not meet during the fiscal year.

The Nominating Committee consists of the following directors: Chairman - Mr. Arthur G. Altschul, Jr., Mr. Rodney B. Berens, Mr. Lewis B. Cullman, Mr. John D. Gordan, III, Ms. Betsy F. Gotbaum, Mr. Sidney R. Knafel, Mr. Daniel M. Neidich, and Mr. Raymond S. Troubh. These directors are independent of management and the Company. The organization and responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter located on the Company’s website at www.generalamericaninvestors.com. The Nominating Committee is responsible for directing the process whereby individuals are selected and nominated to serve as directors of the Company. This includes canvassing, recruiting, interviewing and soliciting independent director candidates. This process also involves evaluating individual candidates and making recommendations to the Board with respect to individuals to be nominated to serve as directors. In addition, the Committee will consider nominees recommended by, and respond to related inquiries received from, stockholders. The Committee does not expect to consider self-nominating stockholders. The criteria evaluated and associated with candidates include factors such as judgment, skill, diversity, experience, the interplay of the candidate’s experience with the experience of other board members and the extent to which the candidate would be a desirable addition to the Board of Directors. The Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying candidates. All recommendations of a nominee must include biographical data regarding the nominee and the qualifications of the nominee, as well as the basis on which a nominee is or is not an “interested person” of the Company. Recommendations of nominees should be submitted in writing to the Chairman of the Nominating Committee at the office of the Company. The Committee met once during the fiscal year, on January 22, 2014 and once after the end of the fiscal year, on January 21, 2015.

The Pension Committee consists of the following directors: Chairman - Mr. John D. Gordan, III, Mr. Lewis B. Cullman, Ms. Betsy F. Gotbaum and Mr. Raymond S. Troubh. These directors are independent of management and the Company. The organization and responsibilities of the Pension Committee are set forth in the Pension Committee Charter located on the Company’s website at www.generalamericaninvestors.com. Generally, the Pension Committee is responsible for oversight of the investment management and general administration of the Company’s Employees’ Retirement and Thrift Plans. The Committee met once during the fiscal year on January 22, 2014 and once after the end of the fiscal year, on January 21, 2015.

During 2014 the Board of Directors held six meetings and each Director attended at least seventy-five percent of the aggregate number of meetings of the Board of Directors and of the committee(s) on which he/she serves except Mr. Berens.

Stockholder Communications with the Board of Directors

The Board of Directors provides a process for the Company’s Stockholders to send communications to the Board. This can be accomplished by addressing a communication to the Board of Directors or to one or more individual Directors at the office of the Company. Items marked “personal and confidential” will be forwarded to the addressee, unopened; otherwise, communications will be opened and reviewed by the Company’s Corporate Secretary who will draft a response with the assistance of other corporate officers and i ndividual Directors (or the entire Board), as deemed necessary. Copies of responses, together with the related original communication, will be provided to each member of the Board, the Chairman of the Board or individual Directors, as deemed appropriate.

All Directors are encouraged to attend the annual meeting of the Stockholders of the Company. Last year, at the Company’s ann ual meeting held on April 16, 2014, eight of the Directors were in attendance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and direc tors and certain other persons to file timely certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company.

Based solely on its review of such forms received by it, and amendments thereto, the Company believes that during 2014 four Forms 4, consisting of eight individual transactions, were filed one day late for Mr. Altschul and one Form 4, consisting of one transaction, was filed three days late for Mr. Davidson due to late receipt of information from a third party investment manager.

Executive Compensation

The following table sets forth the compensation received during 2014 from the Company by its three highest-paid officers and by its directors.

Name of individual	Position	Aggregate compensation	Pension or retirement benefits accrued during 2014[1]
Jeffrey W. Priest	President, Chief Executive Officer, Director	$2,150,000	$78,000
Andrew V. Vindigni	Senior Vice-President	1,325,000	51,000
Sally A. Lynch	Vice-President	925,000	39,000
Spencer Davidson	Chairman (C), Director	22,500	-
Arthur G. Altschul, Jr.	Director (A)(B)(D)	26,750	-
Rodney B. Berens	Director (A)(D)	23,750	-
Lewis B. Cullman	Director (A)(D)(E)	27,500	-
John D. Gordan, III	Director (A)(C)(D)(E)	28,250	-
Betsy F. Gotbaum	Director (D)(E)	25,000	-
Sidney R. Knafel	Director (B)(C)(D)	23,250	-
Daniel M. Neidich	Director (B)(D)	22,750	-
Raymond S. Troubh	Director (B)(D)(E)	23,750	-

(A)	Member of Audit Committee
(B)	Member of Compensation Committee
(C)	Member of Executive Committee
(D)	Member of Nominating Committee
(E)	Member of Pension Committee
1	The amounts shown in this column represent the Company’s payments made during 2014 to the trustee of the Company’s Employees’
Thrift Plan, as described below, or accounting reserves established during 2014 under the Company’s Excess Contribution Plan, as described below, on behalf of the respective individuals.
10

During 2014, each Director who was not a paid officer of the Company received a fee of $15,000 as an annual retainer, a fee of $1,250 for attendance at each Directors’ meeting and a fee of $1,250 for each Committee meeting which he or she attended in his or her capacity as a Director (a fee of $750 if participation was by telephone).

With respect to the Company’s Employees’ Thrift Plan, the Company matches 150% of an employee’s contributions up to 8% of basic salary to the plan. Company contributions are invested in shares of the Company’s common stock. An employee’s interest in Company contributions to his account is fully vested after six years of service. Partial vesting begins after two years of participation in the plan. All employees, including officers, are eligible to participate in the Thrift Plan after six months of service with the Company.

The Company has an Employees’ Retirement Plan which is broadly characterized as a defined benefit plan. The Company contributes to the trustee for the plan annual costs which include actuarially determined current service costs and amortization of prior service costs. Retirement benefits are based on final average earnings (basic salary and, beginning in 2000, bonuses for non-highly compensated employees, exclusive of overtime, commissions, pension, retainer fees, fees under contracts or any other forms of additional or special compensation, for the five consecutive years in which the participant had the highest basic salary during the last ten years of service) and years of credited service, less an offset for social security covered compensation, plus an additional amount equal to $150 for each year of credited service. All employees, including officers, over age 21 commence participation in the plan after one year of service and are fully vested after six years of service. Partial vesting begins after two years of service. Participants are eligible to receive normal retirement benefits at age 65. In certain instances, a reduced benefit may begin upon retirement between ages 55 and 65 from the tax qualified plan.

The following table shows the estimated annual retirement benefits (including amounts attributable to the Company’s Excess Benefit Plan, as described below), which are subject to a deduction based on a portion of social security covered compensation, payable on a straight life annuity basis, at normal retirement date to all eligible employees, including officers, in specified compensation and years-of-service classifications:

	Estimated Annual Benefits Based Upon Years of Credited Service
Final Average Earnings	10	20	30	40
$100,000	$17,920	$35,840	$53,760	$66,250
200,000	34,210	68,420	102,630	125,980
300,000	50,500	101,000	151,500	185,710
400,000	66,790	133,580	200,370	245,440
500,000	83,080	166,160	249,240	305,170
600,000	99,370	198,740	298,110	364,900

For each of the officers of the Company listed in the compensation table on page 10, the following indicates his years of credited service in the Company’s Retirement Plan and basic salary for 2014: Messrs. Priest (4) $650,000, Vindigni (26) $425,000, and Lynch (18) $325,000.

The Company also has Excess Contribution and Excess Benefit Plans. Under such plans, the Company may establish accounting reserves and make payments directly to selected participants in the Company’s Thrift and Retirement Plans, respectively, to the extent the levels of contributions or benefits for such participants under such plans are limited by sections 415, 416 and/or 401(a) (17) of the Internal Revenue Code. Messrs. Priest and Vindigni and Dr. Lynch are participants in both the Excess Contribution and Excess Benefit Plans.

The Board of Directors unanimously believes that your vote “FOR” all of the Board’s ten nominees as directors will be in the best interest of the Company and its stockholders. Do not return any proxy solicited by or on behalf of Opportunity Partners.

B. Respecting the Ratification and Approval of Appointment of Auditors by the Board of Directors

Proposal (B) set forth in the accompanying Notice of Annual Meeting of Stockholders is the ratification or rejection of the action taken in the following resolutions unanimously adopted by the Board of Directors (a majority of non-interested directors voting in person) approving the appointment by the Audit Committee of the Company of the firm of Ernst & Young LLP to be the auditors of the Company for the fiscal year ending December 31, 2015.

“RESOLVED, that the appointment by the Audit Committee of the firm of Ernst & Young LLP to be the auditors of the Company wit h respect to its operations for the year 2015 be and it hereby is approved; and further

“RESOLVED, that such auditors be and they hereby are authorized and instructed to conduct an audit, in accordance with auditing standards generally accepted in the United States, of the financial statements of the Company as of and for the year ending December 31, 2015; and further

“RESOLVED, that such auditors be and they hereby are authorized and instructed to conduct a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the interim financial statements of the Company as of and for the six months ending June 30, 2015; and further

“RESOLVED, that such appointment shall terminate (without penalty to the Company) in the event that it shall be rejected at t he annual meeting of the stockholders of the Company in 2015; and further

“RESOLVED, that such appointment shall terminate (without penalty to the Company) if a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Company at any meeting called for the purpose shall vote to terminate such appointment; and further

“RESOLVED, that the report of such auditors expressing their opinion with respect to the financial statements above described and the report of such auditors with respect to the review above described shall be addressed to the Board of Directors of the Company and to the stockholders thereof.”

While the rules under the Investment Company Act of 1940, as amended, would permit the Company not to submit to stockholders the ratification of the selection of Ernst & Young LLP as the Company’s auditors, it is being done because it continues the Company’s longstanding practice to do so and the Company believes that it is good corporate practice.

C. Respecting the Non-Binding Shareholder Proposal

The Board of Directors has been informed by a shareholder, Special Opportunities Fund, Inc. (the “Proponent”), that it intends to submit the following non-binding proposal at the meeting. The Board of Directors unanimously recommends that you vote AGAINST this non-binding shareholder proposal. The Proponent’s non-binding proposal and supporting statement are set forth below and are followed by the Board of

Directors’ explanation of its rationale for opposing the proposal. The Proponent’s mailing address is 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663, and the Proponent has represented that it has held at least $2,000 of the Company’s common stock continuousl y for at least one year.

RESOLVED: The common and preferred shareholders of General American Investors Company, Inc. (the “Fund”) request the Board of Directors (the “Board”) to authorize the Fund to conduct a self-tender offer for all outstanding shares of common stock of the Fund at or close to net asset value (“NAV”). If more than 50% of the Fund’s outstanding shares of common stock are tendered, the tender offer should be cancelled and the Board should, at its discretion, take the steps necessary to liquidate or convert the Fund into an exchange traded fund (“ETF”) or an open-end mutual fund.

SUPPORTING STATEMENT

For the twenty year period ending June 30, 2014, the Fund beat its benchmark, the S&P 500 Index, by a solid 2.1% per annum based upon NAV performance. But, its more recent performance has been disappointing. Over the last ten years, the Fund’s N AV performance just matched the S&P 500 Index. And, it has underperformed the Index by 1.4% and 1.6% for the past five and three years respectively. Moreover, the common shares of the Fund have traded at a double-digit discount to NAV for more than five years and the discount is currently more than 14%. If, for example, the Fund converted to an open-end fund, all shareholders could capture a windfall gain by having the discount closed.

The Board of Directors has attempted to address the Fund’s discount with a share repurchase program. However, it has been ineffective because the number of shares actually repurchased has been miniscule relative to the number of outstanding shares. Consequently, we think it is now appropriate for the Board of Directors to authorize a self-tender offer for the Fund’s common shares at or close to NAV to afford shareholders an opportunity to receive a price closer to NAV for their shares. If a majority of the Fund’s outstanding common shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Fund in its closed-end format. In that case, the tender offer should be cancelled and the Fund should be liquidated or converted into an ETF or an open-end mutual fund.

If you agree that it is time to implement measures to address the Fund’s persistent double-digit discount, please vote for this nonbinding proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST

THIS NON-BINDING SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW

THE BOARD OF DIRECTORS’ STATEMENT OF OPPOSITION

The Company has a long-term investment focus and has been structured as an internally-managed closed-end fund since 1927. The Board of Directors strongly believes that the internally-managed closed-end format allows the Company’s shareholders to benefit from:

  favorable and competitive long-term investment returns,
  a stable asset base that can be thoughtfully invested for the long-term, unconstrained by near-term liquidity needs, an operating structure more cost effective than that of most open-end funds, a platform to employ appropriate risk management measures and controls, and a structure that allows tax efficient management of the portfolio (low tax cost).

The Board of Directors believes that if the Proponent’s proposal is implemented, it could adversely affect the Company’s inve stment operations and performance, which will be to the detriment of long-term investors. The Board of Directors unanimously opposes this non-binding shareholder proposal and recommends that you vote against it.

As discussed below, the Proponent’s non-binding proposal and supporting statement omit numerous facts and considerations, that your Board of Directors believes are essential to a more complete understanding of the ramifications of the proposal:

  the net asset value returns cited in the supporting statement do not reflect the total investment returns actually experienced by shareholders over many years, the total investment return of the Company, relative to the benchmark, is much more favorable than that suggested by the Proponent over a series of time periods (see tables below), the shares of closed-end equity funds routinely trade at a market discount to net asset value and have done so for many years, broad suggestions of tender offers, liquidation, or conversion to an exchange traded fund or mutual fund fail to consider the operational complexities, potentially higher costs, the portfolio management constraints that typically accompany those investment vehicles, or the adverse tax consequences likely to be experienced by shareholders in taxable accounts, the shareholder proposal and supporting statement fail to address the concerns and interests of the preferred shareholders, which vote together with the common shareholders, the preferred shares receive a cumulative annual distribution rate of 5.95%, historically have enjoyed favorable tax treatment, and as of December 31, 2014 were valued at a $1.01 premium to liquidation value – all of which would likely be lost by preferred shareholders if the Company were liquidated or converted to a mutual fund, and the proposal and supporting statement fail to mention the level of cash the Company has returned to shareholders since commencement of the common share repurchase program in 1995 – which totals 19.2 million shares at a cost of $535.4 million – or that over $1.4 billion of dividends and distributions have been declared and paid to shareholders over the same period.

Total Investment Return

As required under the proxy rules, the non-binding proposal and supporting statement is set forth above. However, the Board of Directors believes a more detailed and complete evaluation of the performance of the Company is appropriate given the irreversible ramifications of this proposal. Furthermore, the Board of Directors believes that focusing upon “total investment return,” the methodology req uired by the Securities and Exchange Commission (SEC) in various forms required to be filed with the SEC, is more appropriate than consideration of net asset return, a measure without similar regulatory support. Total investment return focuses upon the closing market prices of the Company’s shares and reinvestment of dividends and distributions at actual reinvestment prices and more accurately reflects returns achieved by shareholders.

The table below more fully presents the total investment return of the Company and the S&P 500® Total Return Index (assuming reinvestment of all dividends and distributions by both the Company and the index) for multiple periods as of calendar year end December 31, 2014 as published in the Company’s annual report. The average annual total investment return of the Company has equaled or exceeded the S&P 500® Total Return Index during five of the seven time periods listed below.

Average Annual Total	GAM Total	S&P 500®	Difference in
Investment Return	Investment Return	Total Return	Total Return
3 Years Ended 12/31/2014	20.7%	20.4%	+0.3%
5 Years Ended 12/31/2014	14.1%	15.5%	-1.4%
10 Years Ended 12/31/2014	7.4%	7.6%	-0.2%
20 Years Ended 12/31/2014	12.0%	9.8%	+2.2%
30 Years Ended 12/31/2014	12.5%	11.3%	+1.2%
40 Years Ended 12/31/2014	14.8%	12.2%	+2.6%
50 Years Ended 12/31/2014	11.8%	9.9%	+1.9%

A more granular evaluation illustrates that, on a calendar year basis (assuming reinvestment of all dividends and distributions by both the Company and the S&P 500® Total Return Index at market prices), the Company has outperformed that Index in two of the last three years, in three of the last five years, and in seven of the last ten years.

Total Investment Return	GAM Total	S&P 500®	Difference in
for Calendar Year	Investment Return	Total Return	Total Return
Year Ended 12/31/2014	9.3%	13.7%	-4.4%
Year Ended 12/31/2013	34.2%	32.4%	+1.8%
Year Ended 12/31/2012	19.8%	16.0%	+3.8%
Year Ended 12/31/2011	-5.3%	2.1%	-7.4%
Year Ended 12/31/2010	16.2%	15.1%	+1.1%
Year Ended 12/31/2009	36.9%	26.5%	+10.4%
Year Ended 12/31/2008	-48.2%	-37.1%	-11.1%
Year Ended 12/31/2007	8.7%	5.4%	+3.3%
Year Ended 12/31/2006	16.8%	15.7%	+1.1%
Year Ended 12/31/2005	17.4%	4.8%	+12.6%

Discount

The Proponent also states that the Company’s shares have traded at a double-digit discount to net asset value as another reason for submitting the non-binding proposal. The Company believes that the variability of market prices for the Company’s shares as compared to the Company’s underlying net asset value per share is inherent in the closed-end organizational format. Discounts to NAV are overwhelmingly common among closed-end funds, particularly equity funds. As of January 5, 2015, the available reported data for closed-end equity funds classified as “Core,” “Growth,” and “Value” by the Closed -End Fund Association (website www. cefa.com), reflect that 29 out of 30 of those funds were trading at a discount to net asset value. The sole exception was a fund w ith a “managed distribution policy” in excess of 20% per annum, which is far in excess of the long-term average annual return for equity funds. The same website reported that as of the week ended January 2, 2015, the median discount for all closed-end funds was -9.2% and the median discount for all closed-end equity funds was -9.4%. It should be noted that the Proponent, a closed-end equity fund included in the population of 30 funds noted above, also traded at a discount to net asset value.

On a positive note, the discount provides shareholders with the opportunity to invest in the underlying assets of a closed -end fund at a price which is below market price for those assets. For example, when a closed-end fund is trading at a 12% discount, investors effectively can purchase one dollar’s worth of assets for 88¢ and obtain the full investment returns generated by that dollar of assets. It c an also be demonstrated that investors who reinvest their dividends and capital gains distributions at a discount to net asset value can potentially earn greater returns over the long term than investors in a closed-end investment company who reinvest their dividends and capital gains distributions in circumstances in which the company’s shares do not trade at a discount to net asset value. Of course, a discount also means that shareholders who sell their shares do not receive the full net asset value of their shares at point of sale. However, since the purchasing shareholder in all likelihood paid less than net asset value at the time of purchase, the outcome is commensurate, reasonable and not unfair.

Trading at a discount also tends to attract short-term investors. The Proponent is an activist investor that focuses upon closed-end funds that trade at a discount. The management of the Proponent has a history of investing with the objective of reducing discounts of the closed -end funds in which it has invested in order to realize the incremental differential as profit. The Board of Directors does not endorse short-term trading as it is inconsistent with the Company’s investment approach.

The Board of Directors actively considers and employs discount reduction measures that are intended to provide long -term benefit to the shareholders of the Company. In so doing, the Board of Directors believes that superior long-term investment performance and returning value to shareholders, either in the form of (i) dividends and distributions reflective of such investment performance or (ii) open market share repurchases, are among the best methods to serve shareholder interests over the long-term. In so doing, the Company has repurchased 19.2 million of its common shares at a cost of $535.4 million since the Company’s common share repurchase program was origina lly announced in 1995. During this same 20 year period, over $1.4 billion has been declared and paid in dividends and distributions, an amount equivalent to the current net assets of the Company. Since the year 2000, $1.36 billion has been returned to shareholders in the form of repurchases of common shares in the open market ($369 million) and payment of dividends and distributions ($995 million).

It should be noted that not all shares of the Company trade at a discount. As of December 31, 2014, the Company’s pr eferred shares traded at a premium of $1.01 per share to their liquidation value of $25 per share. These shares receive an annual distribution rate of 5.95% on their liquidation value. Such distributions have historically enjoyed preferential tax treatment (20% federal income tax rate for capital gains distributions and qualified dividend income). In the event the preferred shares must be redeemed because of one of the courses of action sought by the Proponent, holders of preferred shares so redeemed would no longer earn a fixed rate of return and would likely suffer a loss in economic value equal to the value of the premium at which the shares trade because the preferred shares could be required, at least in part, to be redeemed at liquidation value.

Tender Offer. The Board of Directors has carefully considered the likely impact of the proposed tender offer on the Company and, more importantly, its shareholders. The Board of Directors believes that a self-tender offer for all outstanding common shares of the Company would not serve the best interests of the Company or its shareholders.

From the Company’s perspective, in order to carry out a self-tender offer for all outstanding common shares or even up to 50% of the Company’s outstanding shares, it would be necessary to liquidate sufficient portfolio securities of the Company to generate cash necessary to pay such proceeds to tendering shareholders. Further cash sums would be also required to pay for the distribution to remaining shareholders in the Company of realized capital gains on the sale of portfolio securities. The sale of portfolio investments, the distribution of cash to tendering shareholders, and the subsequent distribution of capital gains would cause the Company’s total assets to decrease significantly, resulting in proportionally higher expenses to be borne by remaining shareholders. The amount of assets available for future investment would also decline, making it increasingly difficult to achieve the Company’s investment goals. Each of these results could adversely affect long-term investment performance.

From the perspective of tendering common shareholders who previously held their shares in taxable accounts, such shareholder likely would incur very high tax costs as a result of the magnitude of gains realized through either a voluntary tender or forced sale of their common shares. This adverse tax consequence likely would result from either capital gains taxes (20% federal income tax rate plus applicable state and/or local income taxes) and/or taxes on short-term gains resulting from recent share purchases or the reinvestment of dividends and distributions (generally taxed as ordinary income at the federal level plus applicable state and/or local income taxes).

From the perspective of continuing common shareholders who hold their shares in taxable accounts, such shareholders would also likely incur very high tax costs as a result of the distribution of capital gains realized on the sale of portfolio securities (described in the paragraphs above). This adverse tax consequence likely would also result from either capital gains taxes (20% federal income rate plus applicable state and/or local income taxes) and/or taxes on short-term gains (generally taxed as ordinary income at the federal level plus applicable state and/or local income taxes). As noted above, the sale of a substantial portion of portfolio securities, the distribution of cash to tendering shareholders, and the subsequent distribution of capital gains to remaining shareholders wo uld cause the Company’s total assets to decrease significantly, resulting in higher proportional expenses to be borne by remaining shareholders. The decline in the amount of assets available for future investment would make it more difficult for the Company to achieve its investment goals and would adversely affect long-term performance for remaining shareholders.

A tender offer would also have potentially adverse consequences for the preferred shareholders. Whether due to the necessity to maintain compliance with the Investment Company Act of 1940, to maintain the credit rating of the preferred shares, or to maintain a judicious level of leverage, some or all of the preferred shares may also need to be redeemed. In all likelihood, redemption of the preferred shares, whether mandatory or voluntary, would occur at their liquidation preference of $25 per share (which was $1.01 per share lower than the market price as of December 31, 2014). Accordingly, the Board of Directors believes that the Proponent’s contention that “all shareholders could capture a windfall gain by having the discount closed” via a tender offer or the Company’s conversion to an open-end fund is simply untrue.

Addressing the second set of alternatives contained in the non-binding proposal, the Board of Directors believes that liquidating the Company or converting it to an open-end fund (that is, an exchange traded fund - “ETF”- or a mutual fund) if more than 50% of the Company’s outstanding shares are tendered would not be in the best interests of the Company and, more importantly, its shareholders. In the following paragraphs we evaluate and more fully describe the impact of each of these options.

Liquidation. The Board of Directors believes that liquidating the Company if more than 50% of the Company’s outstanding shares are tendered would not be in the best interests of the Company or, more importantly, its shareholders. Liquidation is a death sentence for a company and would eliminate any possibility of the Company continuing to provide the value-added services it has performed for its shareholders for over 85 years. Liquidation is also a lengthy and costly process with many of the same disadvantages detailed above relating to a tender offer, which the Proponent neglects to describe in its non-binding proposal and supporting statement. The Board of Directors does not believe that terminating the Company after it has provided solid investment returns for many years and has helped many generations of investors achieve their financial goals is a prudent course of action.

Open-Ending/Exchange Traded Fund. Closed-end funds that are converted to open-end funds under the duress of activist tactics often suffer from some combination of greatly reduced assets, significantly higher operating costs and expense ratios, and a portfolio constructed to accommodate a level of liquidity to support the resulting share redemption and subscription activity. Additionally, shareholders who hold their shares in taxable accounts could be subjected to untimely capital gains distributions, and the resulting increased and high cost of income taxes, than would otherwise be the case for shareholders who wish to remain invested in a closed-end fund with a relatively stable asset base. Typically, the only investors who benefit in the case of a forced open-ending are those who sell their shares immediately before the fund converts to an open-end format. The remaining shareholders, who wish to continue their investment in the open-end fund, may suffer from the adverse circumstances described earlier. Moreover, the Company’s relatively unique structure as an internally-managed fund does not provide it with the share distribution capability that operating as an open-end fund would require. This internally managed structure has permitted the Company to keep its expenses and its expense ratio at a low level for many years. If the Company were to open-end, either a large number of staff would need to be added to handle the distribution functions associated with a continuous offering of Company shares, or an affiliation with an existing mutual fund or ETF complex would be required, both of which would likely substantially increase the costs of operating the Company. Further, as with a tender offer or liquidation, selling portfolio securities to pay for cash redemptions after open-ending would have substantially similar costs as detailed above for a tender offer. In the event of a conversion to an unlisted open-end mutual fund, shareholders would also lose the benefits of owning a company listed on the New York Stock Exchange including governance protocols and the ability to purchase and sell Company shares intra-day. Any proposed conversion to an ETF would require the Company to apply for, and obtain, an SEC order granting the exemptions under the Investment Company Act of 1940 that are necessary for a fund to operate as an ETF, a potentially time-consuming and expensive process. In addition, the “conditions to relief” imposed by the SEC in its ETF exemptive order, if granted, would effect substantial changes on the manner in which the Company has heretofore conducted its business. The Board of Directors believes that numerous ETF and mutual fund options exist and that an internally-managed closed-end fund offers unique and beneficial attributes not available through other formats.

Approval of the non-binding proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Abstentions are counted as present and entitled to vote on the non-binding proposal, but because they are not voted “For” the matter, they will have the effect of an “Against” vote. Broker non-votes are not entitled to vote on the matter and will not be counted as votes “For” or “Against” the non-binding proposal. If not otherwise specified on a properly submitted proxy, the proxy will be voted “Against” approval of the non-binding proposal.

The proposal is non-binding, advisory only and requests the Board of Directors to take specific action. The Certificate of Incorporation of the Company provides that dissolving or liquidating the Company, or any amendment to the Certificate of Incorporation of the Company which makes the common stock a redeemable security as defined in the Investment Company Act of 1940, cannot occur unless such transaction is approved by the Board of Directors and by the shareholders at a subsequent meeting of shareholders, at which meeting at least two-thirds of all the outstanding shares (common and preferred in the aggregate) of the Company would have to be voted in favor of the proposed transaction. At such a subsequent meeting, in addition to the common and preferred shareholders voting together as a single class to authorize such a liquidation or open-ending transaction, an additional affirmative vote of the holders of a majority of the outstanding shares of preferred stock, voting as a separate class, also would be required to approve (i) any plan of reorganization adversely affecting the preferred shareholders or (ii) any action requiring a vote of security holders under Section 13(a) of the Investment Company Act of 1940, including any action to change the subclassification of the Company from a closed-end fund to an open-end fund, change the Company’s investment objectives or investment restrictions that constitute fundamental policies, or change the nature of the Company’s business so as to cease to be an investment company.

The Board of Directors believes that your vote AGAINST the non-binding proposal will be in the best interest of the Company and all its shareholders.

Audit Fees

The aggregate fees paid and accrued by the Company for professional service rendered by its independent auditors, Ernst & Young LLP, for the audit of the Company’s annual financial statements and the review of the Company’s semi-annual financial statements for 2014 and 2013 were $117,800 and $114,400, respectively.

Audit-Related Fees

The aggregate fees paid or accrued by the Company for audit-related professional services rendered by Ernst & Young LLP for 2014 and 2013 were $23,670 and $23,080, respectively. Such services and related fees for 2014 and 2013 included: review of quarterly employee security transactions and issuance of report thereon ($21,860 and $21,320, respectively) and other audit -related services ($1,810 and $1,760, respectively).

Tax Fees

The aggregate fees paid or accrued by the Company for professional services rendered by Ernst & Young LLP for the review of the Company’s federal, state and city income tax returns and excise tax calculations for 2014 and 2013 were $19,700 and $19,120, respectively.

All Other Fees

No fees other than the audit fees, audit-related fees and tax fees described above were billed to the Company by Ernst & Young LLP for 2014 or 2013.

The aggregate fees paid or accrued by the Company for non-audit professional services rendered by Ernst & Young LLP to the Company for 2014 and 2013 were $43,370 and $42,200, respectively.

Audit Committee Pre-Approval Policy

All services to be performed for the Company by Ernst & Young LLP must be pre-approved by the Audit Committee. All services performed during 2014 and 2013 were pre-approved by the Committee.

A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement. Stockholders who wish to submit questions in advance to the auditors may do so in writing to Mr. Adeel Jivraj, Partner, Ernst & Young LLP, 5 Times Square, New York, NY 10036.

D. Respecting Other Matters Which May Come Before the Meeting and Deadlines for the 2015 Annual Meeting

In the event that Opportunity Partners solicits proxies and presents the proposals described earlier in this proxy statement at the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to exercise their discretion, to the extent permitted by applicable law, to vote against each of such proposals. Other than Opportunity Partners’ proposals and the matters identified in this proxy statement, the Board of Directors of the Company does not know of any other matters which may come before the meeting. However, if any other matters, of which the Board of Directors is not now aware, are properly presented for action before the meeting, including any questions as to the adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

The persons named as appointees for the 2016 annual meeting of stockholders will have discretionary authority to vote on any matter presented by a stockholder for action at that meeting unless the Company receives notice of the matter by January 5, 2016, in which case these persons will not have discretionary voting authority except as provided in the Securities and Exchange Commission’s rules governing stockholder proposals.

In order for a stockholder proposal to be considered for inclusion in the Company’s proxy material relating to its 2016 annua l meeting of stockholders, the stockholder proposal must be received by the Company no later than October 22, 2015, and must comply with certain other rules and regulations promulgated by the Securities and Exchange Commission.

In accordance with a notice sent to certain stockholders of the Company, who share a single address, only one copy of the Proxy Statement and our 2014 Annual Report is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our 2014 Annual Report, he or she may contact us at General American Investors Company, Inc., 100 Park Avenue, 35th Floor, New York, NY 10017, Attn: Maureen E. LoBello, Corporate Secretary, telephone: 1-800-436-8401, e-mail: InvestorRelations@gainv.com, and we will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Ms. LoBello, if he or she would like to receive separate proxy statements and annual reports in the future and to revoke his or her consent to householding. If any stockholder revokes his or her consent, we will begin sending such stockholder individual copies of these documents within 30 days after we receive the revocation notice. If you are receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting our Corporate Secretary.

The expense of the solicitation of proxies for this meeting will be borne by the Company. The Company has retained AST Fund Solutions, LLC to assist in the solicitation of proxies. The Company will pay AST Fund Solutions, LLC a fee for its services ranging from $10,000 to $30,000 and will reimburse AST Fund Solutions, LLC for its expenses, which the Company currently estimates to approximate $45,000 or more. The Company estimates that the total amount to be spent for or in connection with the solicitation, including the fees and expenses of AST Fund Solutions, LLC and the Company’s own expenses, will be approximately $100,000 or more, none of which have been billed to date. These amounts do not include costs that are normally expended for a solicitation for an election of directors in the absence of a contest, nor do they include costs represented by salaries and wages of regular employees and officers. In addition to the use of mails, proxy solicitations may be made by telephone, internet or personal discussion with certain of the Company’s Officers and Dire ctors for which they will not receive any separate compensation. In addition to mailing copies of this material to stockholders, the Company will request persons who hold stock for others (in their names, in custody, or in the names of nominees) to forward copies of such material to those persons and to request authority for the execution of the proxies.

The Company may, under certain circumstances, reimburse such persons for their out-of-pocket expenses incurred in connection therewith.

It is important that proxies be returned promptly. Therefore, stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign and return the accompanying form of proxy in the enclosed envelope.

EXHIBIT

Report of the Audit Committee of
The Board of Directors of General American Investors Company, Inc.

The purposes of the Company’s Audit Committee are set forth in the Committee’s Charter. The purposes include assisting the Bo ard of Directors in its oversight of the Company’s financial reporting process and internal controls, the Company’s financial state ments and the selection of the Company’s independent auditors. Management, however, is responsible for the preparation, presenta tion and integrity of the Company’s financial statements, and the independent auditors are responsible for planning and carrying out proper audits and reviews.

In connection with the audited financial statements as of and for the year ended December 31, 2014 included in the Company’s Annual Report for the year ended December 31, 2014 (the “Annual Report”), at a meeting held on January 21, 2015, the Audit Committee considered and discussed the audited financial statements with management and the independent auditors, and discussed the audit of such financial statements with the independent auditors.

In addition, the Audit Committee discussed with the independent auditors the quality, and not just the acceptability under generally accepted accounting principles, of the accounting principles applied by the Company, and such other matters brought to the attention of the Audit Committee by the independent auditors required by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, considered whether the provision of nonaudit services by the independent auditors is compatible with maintaining the auditors’ independence and discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Moreover, the Committee relies on and makes no independent verification of the facts presented to it or representations made by management or the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards genera lly accepted in the United States, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Company’s auditors are in fact “independent.”

Based on its consideration of the audited financial statements and the discussions referred to above with management and the independent auditors and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the Committee’s Charter and those discussed above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report.

Rodney B. Berens, Chairman
Arthur G. Altschul, Jr.
Lewis B. Cullman
John D. Gordan, III

January 21, 2015

Appendix A continued

Share Transaction Activity as a Trustee or through Trusts

Name	Common Stock		Preferred Stock	
Directors	Purchase	Sale	Purchase	Sale
Arthur G. Altschul, Jr.				
9/11/2013		15,000		
10/21/2013		15,000		
11/1/2013		5,000		
12/11/2013		8,200		
12/30/2013	1,489			
1/2/2014		3,000		
1/7/2014		1,000		
1/29/2014		1,000		
1/31/2014		547		
2/3/2014		2,622		
2/4/2014		2,373		
2/5/2014		1,458		
2/6/2014		2,000		
2/7/2014		3,633		
2/14/2014		150		
2/18/2014		800		
2/20/2014		9,316		
2/21/2014		506		
2/24/2014		251		
2/28/2014		2,400		
3/3/2014		808		
3/4/2014		2,376		
3/5/2014		32,660		
3/6/2014		11,112		
3/7/2014		12,298		
5/2/2014		50		
5/5/2014		1,424		
5/14/2014		391		
5/20/2014		500		
5/21/2014		45,550		
5/22/2014		88,050		
7/10/2014		4,100		

Name	Common Stock		Preferred Stock	
Directors	Purchase	Sale	Purchase	Sale
Spencer Davidson				
1/2/2014		4,000		
1/7/2014		6,000		
1/13/2014		12		
1/14/2014		1,388		
1/15/2014		1,600		
1/29/2014		1,200		
1/31/2014		889		
2/3/2014		3,500		
2/4/2014		3,166		
2/5/2014		1,945		
2/6/2014		2,000		
2/7/2014		15,366		
2/14/2014		450		
2/18/2014		800		
2/20/2014		13,267		
2/21/2014		805		
2/24/2014		400		
2/28/2014		2,769		
3/3/2014		1,003		
3/4/2014		2,958		
3/5/2014		48,256		
3/6/2014		20,685		
3/7/2014		21,707		
4/25/2014		2,000		
5/2/2014		100		
5/5/2014		3,314		
5/14/2014		1,199		
5/19/2014		3,153		
5/20/2014		847		
5/29/2014		3,000		
6/30/2014		1,000		
7/10/2014		6,900

Share Transaction Activity as a Trustee or through Trusts continued

Name	Common Stock		Preferred Stock	
Directors	Purchase	Sale	Purchase	Sale
Arthur G. Altschul, Jr.				
7/31/2014		1,604		
3/1/2014		146		
3/25/2014		3,000		
9/8/2014		2,672		
9/9/2014		328		
9/17/2014		3,000		
9/24/2014		2,000		
Spencer Davidson				
1/31/2013	60			
9/11/2013		15,000		
10/21/2013		15,000		
10/31/2013		8,500		
11/1/2013		13,000		
12/11/2013		9,900		
12/30/2013	4,638			

Name	Common Stock		Preferred Stock	
Directors	Purchase	Sale	Purchase	Sale
Spencer Davidson				
8/5/2014		6,000		
8/25/2014		3,000		
9/8/2014		2,672		
9/9/2014		328		
9/17/2014		3,000		
9/24/2014		2,000		
Jeffrey W. Priest				
Thrift Plan as Trustee	2,212			
Thrift Plan as Trustee	2,445			
Officer				
Eugene S. Stark				
Thrift Plan as Trustee	3,375			
Thrift Plan as Trustee	4,505			

* Ratable purchases throughout the year via automatic payroll deduction.

The above table reflects total sales of 286,425 Company shares by Trusts reported under Mr. Altschul and 254,079 Company shares by Trusts reported under Mr. Davidson. Of these amounts, the sale of 150,975 Company shares are reported in duplicate due to shared oversight.

General American Investors

PROXY CARD

SIGN, DATE AND VOTE ON THE REVERSE SIDE

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. **PLEASE CAST YOUR PROXY VOTE *TODAY!***

PROXY VOTING OPTIONS

1. **MAIL** your signed and voted proxy back in the postage paid envelope provided

2. **ONLINE** at **proxyonline.com** using your proxy control number found below

3. By **PHONE** when you dial toll-free **1-888-227-9349** to reach an automated touchtone voting line

4. By **PHONE** with a live operator when you call toll-free **1-866-751-6308** Monday through Friday 9 a.m. to 10 p.m. Eastern time

CONTROL NUMBER 12345678910

GENERAL AMERICAN INVESTORS COMPANY, INC.

100 Park Avenue
New York, New York 10017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Spencer Davidson, Sidney R. Knafel and Eugene S. Stark as proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side, all the shares of Common Stock of the above Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders on April 15, 2015, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the 2015 Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free **1-866-751-6308**. **Representatives are available to assist you** Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Important Notice Regarding the Availability of Proxy Materials for this Annual Meeting of Stockholders to Be Held on April 15, 2015. The proxy statement for this meeting is available at: www.proxyonline.com/docs/gam.pdf

(Continued and to be signed on the reverse side)

Comments:

[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]

GENERAL AMERICAN INVESTORS COMPANY, INC.

PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledge(s) receipt of the Proxy Statement. Please sign exactly as your name(s) appear(s) on reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE (AND TITLE IF APPLICABLE) DATE

SIGNATURE (IF HELD JOINTLY) DATE

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: ●

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM A.			
A. Election of the following nominees as Directors:	O	O	O

1a. Mr. Berens O 1b. Mr. Cullman O 1c. Mr. Davidson O

1d. Mr. Gordan O 1e. Ms. Gotbaum O 1f. Mr. Knafel O

1g. Mr. Neidich O 1h. Mr. Priest O

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR All EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR ITEM B.			
B. Ratification of the selection of Ernst & Young LLP as auditors.	O	O	O
THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST ITEM C.			
C. Approval of the non-binding shareholder proposal relating to a self-tender of all outstanding common shares at or close to net asset value.	O	O	O

D. In their discretion, the appointees are authorized to vote upon any other matters which may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR ALL Nominees in item A., FOR item B., and AGAINST item C.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Thank you for voting

[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]

General American Investors

PROXY CARD

SIGN, DATE AND VOTE ON THE REVERSE SIDE

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. **PLEASE CAST YOUR PROXY VOTE *TODAY!***

PROXY VOTING OPTIONS

1. **MAIL** your signed and voted proxy back in the postage paid envelope provided

2. **ONLINE** at **proxyonline.com** using your proxy control number found below

3. By **PHONE** when you dial toll-free **1-888-227-9349** to reach an automated touchtone voting line

4. By **PHONE** with a live operator when you call toll-free **1-866-751-6308** Monday through Friday 9 a.m. to 10 p.m. Eastern time

CONTROL NUMBER **12345678910**

GENERAL AMERICAN INVESTORS COMPANY, INC.

100 Park Avenue
New York, New York 10017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Spencer Davidson, Sidney R. Knafel and Eugene S. Stark as proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side, all the shares of 5.95% Cumulative Preferred Stock, Series B of the above Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders on April 15, 2015, and at any adjournment thereof. The undersigned hereby acknowledges receipt of the 2015 Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free **1-866-751-6308. Representatives are available to assist you** Monday through Friday 9 a.m. to 10 p.m. Eastern Time.

Important Notice Regarding the Availability of Proxy Materials for this Annual Meeting of Stockholders to Be Held on April 15, 2015. The proxy statement for this meeting is available at: www.proxyonline.com/docs/gam.pdf

(Continued and to be signed on the reverse side)

Comments:

[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]

GENERAL AMERICAN INVESTORS COMPANY, INC.

PROXY CARD

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledge(s) receipt of the Proxy Statement. Please sign exactly as your name(s) appear(s) on reverse. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE (AND TITLE IF APPLICABLE) DATE

SIGNATURE (IF HELD JOINTLY) DATE

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: ●

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM A.			
A. Election of the following nominees as Directors:	O	O	O

1a. Mr. Altschul O 1b. Mr. Berens O 1c. Mr. Cullman O

1d. Mr. Davidson O 1e. Mr. Gordan O 1f. Ms. Gotbaum O

1g. Mr. Knafel O 1h. Mr. Neidich O 1i. Mr. Priest O

1j. Mr. Troubh O

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR All EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR ITEM B.			
B. Ratification of the selection of Ernst & Young LLP as auditors.	O	O	O
THE BOARD OF DIRECTORS RECOMMENDS VOTING AGAINST ITEM C.			
C. Approval of the non-binding shareholder proposal relating to a self-tender of all outstanding common shares at or close to net asset value.	O	O	O

D. In their discretion, the appointees are authorized to vote upon any other matters which may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR ALL Nominees in item A., FOR item B., and AGAINST item C.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Thank you for voting

[PROXY ID NUMBER HERE] [BAR CODE HERE] [CUSIP HERE]